2485 Village View Drive, Suite 180

Henderson, NV 89074

Important Notice

Regarding the Internet Availability of our Information Statement

As part of our efforts to conserve environmental resources and prevent unnecessary corporate expenses, Grow Capital, Inc., a Nevada corporation (the “Company”), has elected to provide Internet access to its Information Statement, rather than mailing paper copies.  This process will allow us to reduce postage, printing expenses and unnecessary paper waste.

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet. We encourage you to access and review all of the important information contained in these materials.

The approval of the Company’s Amended and Restated Articles of Incorporation will become effective on a date that is at least 20 days from the mailing of the Notice of Internet Availability to our stockholders, which effective date is anticipated to be September 3, 2019 and the Amended and Restated Articles of Incorporation will be effective upon filing with the Secretary of State of Nevada thereafter.

Item

Approval of Amended and Restated Articles of Incorporation to increase the Company’s authorized capital to 550,000,000 shares, consisting of 500,000,000 shares of common stock, par value $0.001, and 50,000,000 shares of preferred stock, par value $0.001.  The Board of Directors and Majority Stockholders respectively approved the Amended and Restated Articles of Incorporation on July 23, 2019 and July 25, 2019, respectively.

How to Access the Information Statement:

The Information Statement is available online at: www.colonialstock.com/GrowCapital.pdf

If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy.

TO ORDER A PAPER OR E-MAIL COPY OF THESE MATERIALS:

1.Call our toll-free number at (877) 285-8605

2.Send us an email at informationstatement@colonialstock.com Please clearly identify the reports you are requesting and the name and address or email address to which the material should be sent.

The Majority Stockholders of our Company have consented to the adoption of the Amended and Restated Articles of Incorporation and own in excess of the required number of our outstanding voting securities to adopt this action under Nevada law, and have done so. No further consents, votes or proxies are needed and none is requested.